                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12
                                  NET.B@NK, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  No fee required

/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(1)
     and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------
    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------
    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------
    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------
    (5) Total fee paid:

        ------------------------------------------------------------------------

/ / Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------
    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------
    (3) Filing Party:

        ------------------------------------------------------------------------
    (4) Date Filed:

        ------------------------------------------------------------------------

                                     [LOGO]

                                 NET.B@NK, INC.
                            950 NORTH POINT PARKWAY
                                   SUITE 350
                           ALPHARETTA, GEORGIA 30005

Dear Shareholder:

    You are cordially invited to attend the 1998 Annual Meeting of Shareholders of Net.B@nk, Inc. to be held at the Atlanta/Windward Hilton, 4025 Windward Plaza, Alpharetta, Georgia 30005 on April 23, 1998 at 10:00 a.m. local time. I sincerely hope that you will be able to attend the meeting, and I look forward to seeing you.

    The attached Notice of Annual Meeting and Proxy Statement describes the formal business to be transacted at the meeting. We also will report on the Company's operations during the past year and during the first quarter of fiscal 1998, as well as on our plans for the future.

    We are including with this Proxy Statement a copy of the Company's Annual Report. It contains information on the Company's operations and financial performance as well as the Company's audited financial statements.

    Please take this opportunity to become involved in the affairs of the Company. Whether or not you expected to be present at the meeting, please complete, date, sign and mail the enclosed proxy card in the envelope provided. Returning the proxy card does NOT deprive you of your right to attend the meeting and vote your shares in person. If you attend the meeting, you may withdraw your proxy and vote your own shares.

                                          Sincerely,
                                          D.R. Grimes
                                          Vice Chairman and Chief Executive
                                          Officer

                                NET. B@NK, INC.

                            950 NORTH POINT PARKWAY

                                   SUITE 350

                           ALPHARETTA, GEORGIA 30005

                                 (770) 343-6006

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                           TO BE HELD APRIL 23, 1998

    NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Net.B@nk, Inc. (the "Company"), will be held at the Atlanta/Windward Hilton, 4025 Windward Plaza, Alpharetta, Georgia 30005 on Thursday, April 23, 1998, at 10:00 a.m., to consider and vote upon the following matters:

        1. To elect directors to serve for the terms indicated in the accompanying Proxy Statement.

        2. To act upon a proposal to increase the number of shares of Common Stock issuable under the Company's 1996 Stock Incentive Plan from 397,500 to 600,000.

        3. To ratify Deloitte & Touche LLP as the Company's independent auditors.

        4. To transact such other business as may properly come before such meeting or any adjournment thereof.

    The close of business on March 9, 1998 has been fixed as the record date for the determination of shareholders entitled to notice of, and to vote at, the Annual Meeting or any adjournment thereof.

    We hope you will be able to attend the meeting. To ensure the representation of the greatest number of shareholders either in person or by proxy, however, we ask that you date and sign the accompanying proxy and return it as promptly as possible in the enclosed self-addressed envelope. No postage is required if mailed in the United States.

    If you attend the Annual Meeting in person, you may revoke your proxy at such meeting and cast your vote in person. If you receive more than one proxy because your shares are held in various names or accounts, each proxy should be completed and returned.

                                          By Order of the Board of Directors:

                                          Mary E. Johnson

                                          Secretary

March 25, 1998

                                 NET.B@NK, INC.

                            950 NORTH POINT PARKWAY
                                   SUITE 350
                           ALPHARETTA, GEORGIA 30005
                                 (770) 343-6006

                                PROXY STATEMENT
                         ANNUAL MEETING OF SHAREHOLDERS
                                 APRIL 23, 1998
                                  INTRODUCTION

    The enclosed proxy is solicited by and on behalf of the Board of Directors of Net.B@nk, Inc. (the "Company"), a Georgia corporation, to be used at the 1998 Annual Meeting of Shareholders of the Company (the "Annual Meeting") to be held on Thursday, April 23, 1998, at 10:00 a.m., at the Atlanta/ Windward Hilton, 4025 Windward Plaza, Alpharetta, Georgia 30005 and at any and all adjournments thereof. All shares represented by proxies will be voted at the Annual Meeting in accordance with the specifications marked thereon, or if no specifications are made, proxies will be voted FOR all matters set forth in the attached Notice of Meeting and in the discretion of the proxy holder as to any other business that comes before the Annual Meeting. Any shareholder giving a proxy may revoke the same at any time prior to the voting of such proxy by giving written notice of revocation to the Secretary, by submitting a later dated proxy or by attending the Annual Meeting and voting in person. The Proxy Statement is first being mailed to shareholders on or about March 25, 1998.

    The Company's Annual Report (including audited financial statements) for the fiscal year ended December 31, 1997 accompanies this Proxy Statement. The Annual Report is not a part of the proxy soliciting material.

    Except where the context requires otherwise, the term "Company" includes Net.B@nk, Inc. and its wholly owned subsidiary, Atlanta Internet Bank.

                          VOTING AT THE ANNUAL MEETING

    The Board of Directors has fixed March 9, 1998 as the Record Date for determination of shareholders entitled to notice of and to vote at the Annual Meeting (the "Record Date"). On the Record Date there were outstanding 6,145,562 shares of common stock, par value $0.01 per share ("Common Stock"). Each such share of Common Stock is entitled to one vote. The presence in person or by proxy of the holders of a majority of the Company's outstanding shares of Common Stock entitled to vote at the Annual Meeting will constitute a quorum. A plurality of the shares present and voting at the Annual Meeting, in person or by proxy, will be necessary for the election of the directors nominated herein. All other matters presented at the Annual Meeting will be approved if the number of shares voted in favor of the matter exceeds the number of shares voted against the matter.

    A shareholder who is present in person or by proxy at the Annual Meeting and who abstains from voting on any or all proposals will be included in the number of shareholders present at the Annual Meeting for the purpose of determining the presence of a quorum. An abstention with respect to any matter, however, will not be counted either in favor of or against such matter.

    Brokers who hold shares for the accounts of their clients may vote such shares either as directed by their clients or in their own discretion if permitted by the exchange or other organization of which they are members. Companies listing their securities on the New York Stock Exchange are permitted to vote their clients' proxies in their own discretion as to the election of directors and the ratification of independent accountants. Proxies that are not voted by brokers on one or more proposals but that are voted on others are referred to as "broker non-votes" with respect to the proposal(s) not voted upon. Broker non-votes will be included in determining the presence of a quorum. A broker non-vote, however, is not treated as being in favor of or against a particular proposal for which the broker has no discretionary voting authority.

    If any nominee for election to the Board of Directors named in this Proxy Statement becomes unavailable for election for any reason, the proxy will be voted for a substitute nominee selected by the Board of Directors.

                            SOLICITATION OF PROXIES

    The cost of the proxy solicitation will be borne by the Company. In addition to the use of the mails, proxies may be solicited by the directors, officers and employees of the Company, without additional compensation, by personal interview, telephone, telegram or otherwise. Arrangements may also be made with brokerage firms or other custodians, nominees or fiduciaries for the forwarding of soliciting material to the beneficial owners of Common Stock held of record by such persons, and the Company will reimburse such respective brokers, custodians, nominees and fiduciaries for the reasonable out-of-pocket expenses they incur in connection with this process.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

    Section 16(a) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), requires the Company's reporting officers and directors and persons who own more than ten percent of the Company's Common Stock to file reports of ownership and changes in ownership on Forms 3, 4, and 5 with the Securities and Exchange Commission (the "Commission") and the Company. Based solely on its review of the forms filed with the Commission and written representations from the Company's directors and executive officers that they were not required to file a Form 5 for fiscal 1997, the Company believes that except for Mr.Solomon, who filed a late report on Form 3, its executive officers, directors and greater than ten percent beneficial owners complied with all filing requirements applicable to them during the fiscal year ended December 31, 1997.

          SECURITY OWNERSHIP OF PRINCIPAL SHAREHOLDERS AND MANAGEMENT

    The following table sets forth, as of the Record Date, the number of shares of Common Stock beneficially owned by (1) each current director and nominee, (2) the executive officers listed in the Summary Compensation Table elsewhere in this Proxy Statement, (3) each person or entity known to the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, and
(4) all current executive officers and directors as a group.

                                                                             NUMBER OF
                                                                        SHARES BENEFICIALLY
NAME OF BENEFICIAL OWNER                                                       OWNED            PERCENT OF CLASS
--------------------------------------------------------------------  ------------------------  -----------------
(i) Directors and Director Nominees

    Robert E. Bowers (1)............................................              77,292(2)              1.24
    Ward H. Clegg...................................................              49,688                    *
    D.R. Grimes (1).................................................             104,895(2)              1.68
    J. Stephen Heard................................................               9,938                    *
    T. Stephen Johnson..............................................             292,593(3)              4.76
    Robin C. Kelton.................................................             142,438                 2.32
    John T. Moore...................................................               9,938                    *
    Thomas H. Muller, Jr............................................               9,938                    *
    Donald S. Shapleigh, Jr.(1).....................................              82,812(2)              1.34
    H. Bryce Solomon................................................                   0                    0
    W. James Stokes.................................................              33,500                    *

                                                                             NUMBER OF
                                                                        SHARES BENEFICIALLY
NAME OF BENEFICIAL OWNER                                                       OWNED            PERCENT OF CLASS
--------------------------------------------------------------------  ------------------------  -----------------
    Mack I. Whittle.................................................           1,175,000(4)             19.12

(ii) Non-Directors, Executive Officers

    Thomas L. Cable.................................................                   0(2)                 0
    Belinda L. Morgan...............................................              22,084(2)                 *

(iii) Non-Directors, 5% Beneficial Owners

    Carolina First Corporation                                                 1,175,000
    ("Carolina First")(5)...........................................                                    19.12

(iv) All current Executive Officers and Directors                              2,010,116(6)
    as a Group (14 persons).........................................                                    31.66

------------------------

* Indicates less than one percent of the shares of Common Stock outstanding as of the Record Date.

(1) Mr. Bowers, Mr. Grimes and Mr. Shapleigh are also executive officers of the Company.

(2) Includes the following number of shares subject to options exercisable within 60 days following the Record Date for the indicated reporting person:
    Mr. Bowers: 77,292; Mr. Grimes: 104,895; Mr. Shapleigh: 16,562; Mr. Cable:
    0; Ms. Morgan: 5,521.

(3) Includes 146,280 shares owned of record by Mr. Johnson's spouse, Mary E. Johnson.

(4) Mr. Whittle serves as Chairman of the Board of Carolina First. As a result, he may be deemed to beneficially own any shares owned by Carolina First.

(5) Carolina First is located at 102 South Main Street, Greenville, South Carolina 29601.

(6) Includes 204,270 shares subject to options exercisable within 60 days following the Record Date.

                                  PROPOSAL ONE
                    THE NOMINATION AND ELECTION OF DIRECTORS

    The Board of Directors is comprised of 12 members and is divided into three classes. The nominees for election to the Board of Directors and their respective terms of office are listed below. The terms to be served by the members of the classes nominated below will expire at the Annual Meeting of Shareholders in the year indicated and upon the election and qualification of their successors. Thereafter, the members of each class will be elected for a three-year term. With the exception of Messrs. Johnson and Shapleigh, who have served as directors since February 1996, and Mr. Solomon, who was elected to fill a vacancy on the Board in December 1997, all of the Company's directors have served as such since April 1997.

  NAME                                                     AGE                            POSITION
-----------------------------------------------------      ---      -----------------------------------------------------
CLASS I (FOR A TERM EXPIRING IN 2001)
  D.R. Grimes........................................          51   Vice Chairman, Chief Executive Officer and Director
  T. Stephen Johnson.................................          48   Chairman of the Board
  Mack I. Whittle, Jr................................          49   Director
  H. Bryce Solomon, Jr...............................          44   Director

CLASS II (FOR A TERM EXPIRING IN 1999)
  Robert E. Bowers...................................          41   Chief Financial Officer and Director
  Ward H. Clegg......................................          46   Director
  J. Stephen Heard...................................          55   Director
  W. James Stokes....................................          39   Director

CLASS III (FOR A TERM EXPIRING IN 2000)
  Robin C. Kelton....................................          63   Director
  John T. Moore......................................          48   Director
  Thomas H. Muller, Jr...............................          56   Director
  Donald S. Shapleigh, Jr............................          50   President, Chief Operating Officer and Director

    T. STEPHEN JOHNSON is President of T. Stephen Johnson & Associates ("TSJ&A"), a bank consulting firm located in Roswell, Georgia. The firm specializes in mergers, acquisitions and regulatory consulting. TSJ&A has served as advisor and consultant in the formation of approximately 70 banks in the southeastern United States. Mr. Johnson served in a management capacity for two large Atlanta banks before forming TSJ&A in 1987. Mr. Johnson also serves as Chairman and Founder of the Southeast Bank Fund, Inc., a privately held corporation that invests in the stock of banks located in the Southeast ("Southeast Bank Fund"). In addition, he is principal owner of Bank Assets Inc., a provider of benefit programs for directors and officers of banks.

    D.R. GRIMES has served as Vice Chairman and Chief Executive Officer of the Company since January 1997. From March 1996 to January 1997, he was an independent management consultant, and from 1978 to March 1996, he served in various capacities with Servantis Systems, Inc. ("SSI"), which provides electronic funds transfer and home banking software to the financial services industry, including Executive Vice President of Technology and Chief Information Officer (1995-1996); Executive Vice President of Technology and Marketing (1993-1995); President, Treasury Products Division (1994); and President, Financial Productions Division (1988-1993).

    DONALD S. SHAPLEIGH, JR. has served as President of the Company and the Bank since January 1996. He has also served as a director of the Company since its incorporation. Mr. Shapleigh has been involved in banking since 1971 , having spent 23 years in various senior positions with Bank South, N.A. and SouthTrust Bank. From November 1994 to December 1959, Mr. Shapleigh served as Director of Sales for

Creative Solutions Group/A BISYS Company, an Atlanta-based company that sells its patented automated voice response technology to retail financial service companies.

    ROBERT E. BOWERS has served as Chief Financial Officer of the Company since February 1997. Prior to joining the Company, Mr. Bowers, a certified public accountant, was the Chief Financial Officer of CheckFree Corporation, which provides electronic bill payment processing for the financial services industry, from January 1996 through August 1996. From September 1984 until January 1996, he served as the Chief Financial Officer and a director of SSI. His experience includes initial public offering, strategic business planning and investor relations.

    WARD H. CLEGG has served as a director of Resource BancShares Corporation ("Resource Bancshares") since September 1986 and also works with Carolina First and the Company on a consulting basis. Resource Bancshares was acquired by Resource Bancshares Mortgage in December 1997. Mr. Clegg also served as Executive Vice President of Bankers Trust of South Carolina ("BTSC"), where he had responsibility for approximately $1.2 billion in securities processing assets as well as Advanced Systems.

    J. STEPHEN HEARD has served as Product Sales Executive of Vanstar Corporation, a technology services company and value-added reseller of computer products to Fortune 1,000 companies, since October 1997. He has also served as President of Heard Systems, Inc., which provides information systems consulting services and ATM Services to the retail industry, since January 1, 1994. In 1995 he retired from IBM after a 30-year career in marketing, sales and systems engineering.

    ROBIN C. KELTON is Chairman of Kelton International Ltd. ("Kelton International"), an investment banking firm formed in January 1996 specializing in the banking and insurance industries. Mr. Kelton is a founder and former Chairman and Chief Executive Officer of Fox-Pitt, Kelton Ltd. and the Fox-Pitt, Kelton Group, and President of Fox-Pitt, Kelton, Inc. These companies were formed in 1970 and comprise an international investment banking and brokerage group based in London and New York.

    JOHN T. MOORE has practiced law in Columbia, South Carolina since 1975 and has been a partner in the law firm of Nelson Mullins Riley & Scarborough, LLP since 1982. His practice is concentrated in the area of debtor and creditor rights and creditor regulatory compliance issues.

    THOMAS H. MULLER, JR. has served as the Chief Financial Officer of SpectRx, Inc., a medical device company, since December 1996. Mr. Muller has also served as President of Muller & Associates, a firm providing financial management services to entrepreneurial enterprises, since 1992 and Chief Financial Officer of Nurse On Call, Inc., a healthcare software company, from 1993 to 1996. From 1993 to 1995, Mr. Muller also served as Chief Financial Officer of Amstel, Inc., a beverage manufacturing and marketing company. From 1984 to 1992, Mr. Muller served as Chief Financial Officer of HBO & Company, a leading healthcare information systems company.

    H. BRYCE SOLOMON, JR. has served as a director of the Company since December 1997 and has served as Executive Vice President of Carolina First Bank, Consumer Loan Administration since 1989 and as President of Blue Ridge Finance, an automotive finance subsidiary of Carolina First, since 1996. Mr. Solomon has served in several credit lending positions for financial and credit institutions since 1976.

    W. JAMES STOKES has served as Senior Vice President of TSJ&A since 1987. He served as Head of Analysis, with a focus on mergers and acquisitions, stock valuations, fairness opinions and regulatory assistance. Mr. Stokes also serves as the Managing Director for Southeast Bank Fund.

    MACK I. WHITTLE, JR. has served as President and Chief Executive Officer of Carolina First since 1986. Mr. Whittle is also a director of Carolina First and of Carolina First Bank ("CFB"). Mr. Whittle began his banking career in 1969 with Bankers Trust of South Carolina. From 1969 to 1986, he served in several capacities including Trust Officer, Vice President of Commercial Business Development, City Executive for Myrtle Beach, and Senior Vice President and Regional Officer. In January 1986, Bankers Trust of South

Carolina merged with NCNB Corp. Mr. Whittle resigned from NCNB Corp. in May 1986 to form Carolina First.

    On November 4, 1996, a derivative shareholder action was filed in the Greenville County Court of Common Pleas against Carolina First. The complaint, as most recently amended, adds as additional defendants the majority of the directors of Carolina First and CFB, including Mack I. Whittle, Jr. The named plaintiffs in the amended complaints are Carolina First, by and through its minority shareholders, Emory Lester, Beatrice Hutchinson and John Wesley Purdie, Jr. Plaintiffs allege as causes of action the following: conversion of corporate opportunity; breach of fiduciary duty and "constructive fiduciary fraud"; civil conspiracy; and mutual mistake. The factual basis upon which these claims are made generally involves the payment to Mr. Whittle and other members of Carolina First management of a bonus in Affinity Technology Group, Inc. ("Affinity") stock held by Carolina First, allegedly excessive compensation to executive officers, transactions between Carolina First and entities affiliated with one of its directors, alleged concealment of financial problems and alleged mismanagement involving financial matters and employee matters. The complaint seeks actual and punitive damages aggregating $50 million and recission of the Affinity bonuses. Management of Carolina First has stated that it believes the lawsuit is without merit and expects to defend it vigorously. A motion to dismiss this action is pending.

    In connection with the Company's initial public offering in July 1997, the Company granted Carolina First a one-time right to nominate four directors for election to the Company's Board of Directors. Pursuant to this right, Carolina First nominated Messrs. Clegg, Moore and Whittle for their initial election to the Company's Board of Directors in April 1997 and nominated Mr. Solomon to fill a vacancy on the Board in December 1997.

COMMITTEES OF THE BOARD OF DIRECTORS

    The Board of Directors has established a Compensation Committee, which establishes remuneration levels for officers of the Company, reviews management organization and development, reviews significant employee benefit programs and establishes and administers executive compensation programs. The Compensation Committee consists of T. Stephen Johnson, J. Stephen Heard and John T. Moore.

    The Board of Directors has also established an Audit Committee, which recommends to the Board of Directors the independent public accountants to be selected to audit the Company's annual financial statements and approves any special assignments given to such accountants. The Audit Committee also reviews the planned scope of the annual audit, any changes in accounting principles and the effectiveness and efficiency of the Company's internal accounting staff. The Audit Committee currently consists of Thomas H. Muller, Jr., W. James Stokes and Ward H. Clegg.

    The Board of Directors may from time to time establish certain other committees to facilitate the management of the Company.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    The Company's Board of Directors set the compensation of the Company's executive officers from the Company's inception until April 23, 1997, when the Board delegated that function to the Compensation Committee of the Board of Directors. Until that time, the Company's Board of Directors consisted of Messrs. Johnson and Shapleigh and Mary E. Johnson, who is the Corporate Secretary and Mr. Johnson's spouse.

    T. Stephen Johnson is the Chairman of the Board of Directors of the Company and the President of TSJ&A. W. James Stokes is a director of the Company and a Senior Vice President of TSJ&A. TSJ&A provides certain operating services to the Company such as management, consulting, regulatory and accounting services, as well as office space and clerical support. For fiscal 1997, the Company paid TSJ&A approximately $246,000 for such operating services. Management believes the Company has obtained these services on terms no less favorable than could be obtained from an unaffiliated third party. Management does not expect that the Company will require TSJ&A to provide such operating support services for fiscal 1998.

    Mr. Shapleigh has served as President of the Company since February 1996.

DIRECTOR COMPENSATION

    Directors of the Company do not receive any fees or other compensation for their services as directors. The Company may reimburse directors for reasonable expenses incurred in connection with attending meetings of the Board of Directors.

    During fiscal 1997, the Company paid $104,958 in consulting fees to Mr. Clegg for technological consulting services. Mr. Clegg will continue to perform these services in the future and will be paid on a project-by-project basis. Management believes the Company has obtained Mr. Clegg's services on terms that are not less favorable than those that could have been obtained from an unaffiliated third party.

    THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR EACH OF THE DIRECTOR NOMINEES LISTED ABOVE. PROXIES RECEIVED BY THE BOARD OF DIRECTORS WILL BE VOTED IN FAVOR OF EACH OF THE LISTED NOMINEES UNLESS A CONTRARY INDICATION IS MADE.

                               EXECUTIVE OFFICERS

    The following persons serve as executive officers of the Company:
    D.R. GRIMES               AGE: 51

    Mr. Grimes is the Vice Chairman and Chief Executive Officer of the Company. Please refer to the section of this Proxy Statement entitled "The Nomination and Election of Directors" above for additional information regarding Mr. Grimes' experience.
    DONALD S. SHAPLEIGH       AGE: 50

    Mr. Shapleigh is the President of the Company and the Bank and also serves as a director of the Company. Please refer to the section entitled "The Nomination and Election of Directors" above for additional information regarding Mr. Shapleigh's experience.

    ROBERT E. BOWERS          AGE: 41

    Mr. Bowers is the Chief Financial Officer of the Company and also serves as a director of the Company. Please refer to the section of the Proxy Statement entitled "The Nomination and Election of Directors" above for additional information regarding Mr. Bowers' experience.
    THOMAS L. CABLE           AGE: 41

    Mr. Cable has served as Chief Technology Officer of the Company and the Bank since May 1997. From May 1996 to May 1997, he served as Vice President, Retail Financial Services of CheckFree Corporation, and from February 1996 to May 1996, he was responsible for CheckFree's retail direct bank products. From 1985 to February 1996, Mr. Cable served in various capacities with SSI, including Senior Vice President and Business Unit Manager from Home Banking Products and Services, Vice President and Product Manager for Delivery Systems and Associate and Product Manager for SSI's licensed bill payment software product. From 1978 to 1985, he was employed by First National Bank, Louisville, Kentucky as a programmer and programming team leader responsible for the implementation and support of SSI's bill payment product and other bank application systems.

    BELINDA L. MORGAN         AGE: 51

    Ms. Morgan has served as Operations Officer of the Company and the Bank since June 1996. From 1965 to 1995, she was employed by Bank South, Atlanta, Georgia, and its predecessors in various management capacities, including Programming and Product Development Manager, Operations Director and General Manager of Operations and Technology. From June 1995 to May 1996, she served as an independent consultant in the area of bank operations.

                       COMPENSATION OF EXECUTIVE OFFICERS

    The following table sets forth certain information concerning the annual and long-term compensation for services in all capacities to the Company for the fiscal years ended December 31, 1997 and 1996 of the persons serving as the Company's Chief Executive Officer in fiscal 1997 and the three other executive officers of the Company who received a combined payment of salary and bonus in excess of $100,000 for services rendered to the Company during fiscal 1997 (collectively, the "Named Officers").

SUMMARY COMPENSATION TABLE

                                                                                                     LONG-TERM
                                                                                                   COMPENSATION
                                                                                                   -------------
                                                                                                      AWARDS
                                                                                                   -------------
                                                                                                     NUMBER OF
                                                                ANNUAL COMPENSATION                 SECURITIES
                    NAME AND                       ----------------------------------------------   UNDERLYING        ALL OTHER
               PRINCIPAL POSITION                    YEAR       SALARY      BONUS        OTHER        OPTIONS       COMPENSATION
-------------------------------------------------  ---------  ----------  ----------  -----------  -------------  -----------------
D.R. Grimes......................................       1997  $  130,000  $  250,000   $       0       132,500        $       0
  Vice Chairman and Chief Executive Officer(1)

Donald S. Shapleigh, Jr..........................       1997  $  100,000  $   25,000   $       0        49,687        $       0
  President and Chief Operating Officer(2)              1996      82,284  $        0   $       0             0        $       0

Robert E. Bowers.................................       1997  $   87,500  $  100,000   $       0       115,938        $       0
  Chief Financial Officer(3)

Thomas L. Cable..................................       1997  $   62,500  $   39,000   $       0        15,000        $       0
  Chief Technology Officer (4)

------------------------

(1) Mr. Grimes has served as the Company's Vice Chairman and Chief Executive Officer since January 1997.

(2) Mr. Shapleigh has served as President and Chief Operating Officer of the Company since January 1996 and also served as Chief Executive Officer from January 1996 to January 5, 1997.

(3) Mr. Bowers has served as the Company's Chief Financial Officer since February 1997.

(4) Mr. Cable has served as the Company's Chief Technology Officer since May
    1997.

    The following tables set forth certain information at December 31, 1997, and for the fiscal year then ended, concerning stock options granted to the Named Officers. None of the Named Officers exercised stock options pertaining to the Common Stock of the Company during fiscal 1997. The Company has never granted any stock appreciation rights.

STOCK OPTION GRANTS IN FISCAL 1997

                                               INDIVIDUAL
                                     ------------------------------                                    POTENTIAL REALIZABLE
                                                    PERCENTAGE OF                                        VALUE AT ASSUMED
                                      NUMBER OF     TOTAL OPTIONS                                      ANNUAL RATE OF STOCK
                                     SECURITIES    GRANTED TO ALL                                       PRICE APPRECIATION
                                     UNDERLYING       EMPLOYEES       EXERCISE                         FOR OPTION TERM (1)
                           DATE OF     OPTIONS        IN FISCAL      BASE PRICE   EXPIRATION   ------------------------------------
NAME                        GRANT      GRANTED          1997          PER SHARE      DATE          0%          5%          10%
------------------------  ---------  -----------  -----------------  -----------  -----------  ----------  ----------  ------------
Mr. Grimes..............    1/05/97      66,250            18.8       $    1.21      1/05/07   $  206,038  $  335,613  $    534,408
                            2/25/97      66,250            18.8       $   10.00      2/25/07   $  496,875  $  809,357  $  1,288,766
Mr. Shapleigh...........    2/25/97      49,687            14.1       $   10.00      2/25/07   $  372,653  $  607,012  $    966,565
Mr. Bowers..............    1/05/97      57,969            16.4       $    1.21      2/25/07   $  180,284  $  293,663  $    467,609
                            2/25/97      57,969            16.4       $   10.00      2/25/07   $  434,768  $  708,190  $  1,127,675
Mr. Cable...............    7/30/97      15,000             4.3       $   11.00      7/30/07   $  165,000  $  268,768  $    427,968

------------------------

(1) The dollar amounts under these columns are the result of calculations at the 0%, 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the price of the Company's Common Stock. The fair market value of the Common Stock underlying the options granted on January 5, 1997 was $3.11 per share, while the fair market value on February 25, 1997 was $7.50 per share.

AGGREGATED OPTION EXERCISES IN FISCAL 1997 AND FISCAL YEAR-END OPTION VALUES

                                                                                                             VALUE OF
                                                                                                            UNEXERCISED
                                                                                        NUMBER OF           IN-THE-MONEY
                                             SHARES                               SECURITIES UNDERLYING        OPTIONS
                                            ACQUIRED                              UNEXERCISED OPTIONS AT    AT DECEMBER
                                           ON EXERCISE       VALUE REALIZED         DECEMBER 31, 1997       31, 1997(1)
                                        -----------------  -------------------  --------------------------  -----------
NAME                                            #                   $           EXERCISABLE  UNEXERCISABLE  EXERCISABLE
--------------------------------------  -----------------  -------------------  -----------  -------------  -----------
Mr. Grimes............................              0                   0           82,812        66,250     $ 872,838
Mr. Shapleigh.........................              0                   0                0        49,687     $       0
Mr. Bowers............................              0                   0           57,969        57,969     $ 610,993
Mr. Cable.............................              0                   0                0        15,000     $       0


NAME                                    UNEXERCISABLE
--------------------------------------  -------------
Mr. Grimes............................   $   115,938
Mr. Shapleigh.........................   $    86,952
Mr. Bowers............................   $   101,446
Mr. Cable.............................   $    11,250

------------------------

(1) The closing price of the Company's Common Stock, as reported by the Nasdaq SmallCap Market on December 31, 1997, was $11.75 per share. The value is calculated on the basis of the difference between the option per share exercise price and $11.75 per share, multiplied by the number of shares of Common Stock underlying the option.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

    This report discusses the compensation objectives and policies applicable to the Company's executive officers and the Company's policy generally with respect to the compensation of all executive officers as a group for fiscal 1997 and specifically reviews the compensation established for the persons serving as the Company's Chief Executive Officer during fiscal 1997 as reported in the Summary Compensation Table.

    The Compensation Committee of the Board of Directors (the "Committee"), which is composed of Messrs. Heard, Johnson and Moore, was formed in April 1997, prior to the Company's initial public offering in July 1997. Accordingly, the Compensation's Committee's role during fiscal 1997 consisted of ratifying the executive compensation policies and arrangements established by the Board of Directors as it existed prior to April 1997 and taking action thereafter to establish an ongoing system of compensation for the Company's Chief Executive Officer and other executive officers. References in this report to the Committee's compensation philosophy and actions apply equally to those of the Board of Directors as a whole with respect to matters determined before the Committee was formed. This report is therefore submitted over the names of the members of the Board of Directors as it existed prior to April 1997 and over the names of the members of the Committee.

COMPENSATION PHILOSOPHY

    The Company's executive compensation program has three objectives: (1) to align the interests of the executive officers with the interests of the Company's stockholders by basing a significant portion of an executive's compensation on the Company's performance, (2) to attract and retain highly talented and productive executives, and (3) to provide incentives for superior performance by the Company's executives. To achieve these objectives, the Company's executive compensation program consists of base salary, short-term incentive compensation in the form of a bonus, and long-term incentive compensation in the form of stock options. These compensation elements are in addition to the general benefit programs that are offered to all of the Company's employees.

    In determining the amount of type of compensation to be awarded to executive officers, the Committee studies the compensation packages for executives of a peer group of the Company's most direct publicly held competitors for executive talent, assesses the competitiveness of the Company's executive compensation program and reviews the Company's financial performance for the previous fiscal year. The Committee also gauges the success of the compensation program in achieving its objectives in the previous year and considers the Company's overall performance objectives.

    Each element of the Company's executive compensation program is discussed below.

BASE SALARIES

    The base salaries for the Company's executive officers for fiscal 1997 are reflected in the Summary Compensation Table and were established on a case-by-case basis when each executive officer joined the Company. In addition to the factors listed in the foregoing section that support the Company's executive compensation program generally, an executive's base salary is based on the responsibilities of the specific executive position and the Committee's subjective evaluation of the experience and knowledge of the individual executive in that position. As is typical of most corporations, the actual payment of base salary is not conditioned upon the achievement of any predetermined performance targets.

INCENTIVE COMPENSATION

    Bonuses established for executive officers are intended to motivate the individual to work hard to achieve the Company's financial and operational performance goals or to otherwise motivate the individual to aim for a high level of achievement on behalf of the Company in the coming year. Bonuses are determined based on a combination of factors including the Company's historic and recent financial performance, the individual's contribution to that performance, the individual's performance on non-financial goals (such as ethical business conduct, client satisfaction and the general perception of the Company and the Bank by financial leaders and customers) and other contributions to the Company's success. Each of these factors is given relatively equal weight without the application of a rigorous formula. Based on its subjective evaluation of the foregoing factors as applied to each executive, the Committee awarded the bonuses described in the Summary Compensation Table for fiscal 1997.

LONG-TERM INCENTIVE COMPENSATION

    The Company's long-term incentive compensation plan for its executive officers is based upon the Company's 1996 Stock Incentive Plan. The Committee believes that placing a portion of executives' total compensation in the form of stock options achieves three objectives. It aligns the interest of the Company's executives directly with those of the Company's stockholders, gives executives a significant long-term interest in the Company's success and helps the Company retain key executives. In determining the number and terms of options to grant an executive, the Committee primarily considers subjectively the executive's past performance (or, in the case of a new executive, his or her knowledge, and experience and the degree to which the Company can recruit executives with similar skills) and the degree to which an incentive for long-term performance would benefit the Company.

BENEFITS

    The Committee believes the Company must offer a competitive benefits program to attract and retain key executives. The Company provides the same medical and other benefits to its executive officers that are generally available to its other employees.

COMPENSATION OF THE CHIEF EXECUTIVE OFFICER

    The Company's current Chief Executive Officer began serving in that capacity on January 5, 1997. Accordingly, his compensation is described in the Summary Compensation Table for fiscal 1997, while the Company's former Chief Executive Officer's compensation is reflected in the Summary Compensation Table for fiscal 1996. The salary, bonus and stock options awarded to each of Messrs. Grimes and Shapleigh were based on the Board's review of the compensation packages for chief executive officers of the Company's most direct competitors for such officers and its subjective assessment of each individual's experience, knowledge and abilities. Successive salary adjustments, bonus payments and stock option or other long-term incentive compensation for the current Chief Executive Officer have been and will continue to be determined based on the same elements and measures of performance as is the compensation for the Company's other executive officers.

SECTION 162(M) OF THE INTERNAL REVENUE CODE

    It is the responsibility of the Committee to address the issues raised by
Section 162(m) of the Internal Revenue Code, as amended (the "Code"). The revisions to this Code section made certain non-performance based compensation in excess of $1,000,000 to executives of public companies non-deductible to the companies beginning in 1994. The Committee has reviewed these issues and has determined that no portion of compensation payable to any executive officer for fiscal 1997 is non-deductible. The Company's Stock 1996 Incentive Plan limits to 100,000 the number of options or shares that may be awarded to any individual in a single year under that plan.

    Submitted by:                   THE COMPENSATION COMMITTEE

                                        J. Stephen Heard
                                        T. Stephen Johnson
                                        John T. Moore

                                    THE BOARD OF DIRECTORS
                                    (as it existed prior to the formation of the Compensation Committee)

                                        T. Stephen Johnson
                                        Mary E. Johnson
                                        Donald S. Shapleigh, Jr.

                               PERFORMANCE GRAPH

    The following Performance Graph compares the yearly percentage change in the cumulative total shareholder return on the Company's Common Stock against the cumulative total return on the Nasdaq Stock Market (U.S.) Index and the Nasdaq Bank Stock Index from July 28, 1997, the effective date of the Company's initial public offering (the "Offering"), to December 31, 1997. The Performance Graph assumes reinvestment of dividends, where applicable.

EDGAR REPRESENTATION OF DATA POINTS USED IN PRINTED GRAPHIC

                    NET.B@NK, INC.   NASDAQ STOCK MARKET (U.S.) INDEX  NASDAQ BANK STOCK INDEX
July 28, 1997                  $100                              $100                      $100
December 31, 1997               $98                              $101                      $127

                                                                                             JULY 28,     DECEMBER 31,
                                                                                               1997           1997
                                                                                            -----------  ---------------
Net.B@nk, Inc.............................................................................   $     100      $      98
Nasdaq Stock Market (U.S.) Index..........................................................   $     100      $     101
Nasdaq Bank Stock Index...................................................................   $     100      $     127

                              CERTAIN TRANSACTIONS

    Prior to July 31, 1997, the Bank was operated as a service of CFB pursuant to the terms of an Operation Agreement providing that CFB would operate the Bank as a service of CFB under the trade name "Atlanta Internet Bank" and that the operations of the Bank would be managed by the Company. CFB agreed to provide funding for the reasonable expenses and operations of the Bank until July 31, 1997. The Company utilized a portion of the net proceeds of its initial public offering to reimburse CFB for such expenses in the amount of approximately $2,101,000.

    Simultaneously with the consummation of the Offering, CFB transferred to the Bank the assets and liabilities relating to the operations of the Bank. In consideration for the transfer and for operating the Bank as a service of CFB, the Company paid $1.00 to CFB and issued 1,325,000 shares of Common Stock to CFB. The Common Stock issued to CFB was valued at $3,840,000 based on the appraised fair market value of the Common Stock on the date of the Agreement. CFB transferred its shares of Common Stock to Carolina First as a dividend upon consummation of the Offering.

    Upon completion of the transfer of the assets and liabilities of the Bank as contemplated by the Operation Agreement, CFB paid to the Bank a total of approximately $41,075,000, representing 100% of the total amount of deposits with the Bank, less the sum of: (i) all cash items; (ii) net interest income based upon the Bank's cost of deposits and interest income allocated by CFB to the Bank's operations; (iii) unreimbursed reasonable expenses (including the funding advanced by CFB) under the terms of the Operation Agreement to the extent not reflected in (ii) above; and (iv) the net book value of loans issued by the Bank. The only unreimbursed expenses incurred by CFB from its operation of the Bank consisted of $31,232 in contributed services from an affiliate that the Company recorded as additional paid-in capital in fiscal 1995.

    The Operation Agreement gave CFB the right to nominate four directors to the Company's Board of Directors. The right expires upon the initial appointment of the nominated director or a director elected in opposition to the nominee. Pursuant to this right, CFB nominated four of the Company's current directors. Of the four CFB nominees currently serving as directors, one is nominated for a term expiring in 1999, one is nominated for a term expiring in 2000 and two are nominated for a term expiring in 2001. As of the Record Date, Carolina First beneficially owned 1,175,000 shares, or 19.12%, of the outstanding Common Stock of the Company. The Company and CFB have maintained a normal correspondent relationship since the consummation of the offering. Correspondent services and transactions, which include purchases by the Company of loans and loan participations, are on terms no less favorable than could be obtained from an unaffiliated third party for comparable transactions and are approved by a majority of the Company's directors who are not affiliated with CFB.

    Effective August 1, 1997, the Company purchased $26.5 million in first and second mortgage, auto, and unsecured loans from CFB. The purchase price included a premium of $607,832. All of these loans will be serviced by CFB for a fee ranging from .375% to 1.25%. The loans bear interest at rates ranging from 6.0% to 12%. Additional purchases of $204,000 and $10.1 million under the same terms were made from CFB on October 10, 1997 and December 31, 1997, respectively. The December purchase included a premium of $201,000.

    Management believes the terms of the transactions described above are fair to the Company and are no less favorable than could be obtained from unaffiliated third parties. Pursuant to a policy adopted by the Board of Directors, all transactions between the Company and its affiliates, including but not limited to Carolina First and CFB, must be approved by a majority of disinterested directors. See "The Nomination and Election of Directors-Compensation Committee Interlocks and Insider Participation" and "-Director Compensation" for a description of other transactions between the Company and its affiliates.

                                  PROPOSAL TWO
                    AMENDMENT OF THE 1996 STOCK OPTION PLAN

    The Board of Directors has approved and recommends that the shareholders approve an amendment to the Company's 1996 Stock Incentive Plan (the "Plan") to increase the number of shares of Common Stock authorized for issuance thereunder from 397,500 to 600,000. The Board of Directors approved the proposed amendment on March 19, 1998. The Board of Directors approved the Plan on November 25, 1996, and the shareholders of the Company approved the Plan on April 23, 1997.

    The Board of Directors has reserved 397,500 shares of Common Stock for issuance pursuant to awards that may be made under the Plan and has reserved an additional 202,500 shares of Common Stock for issuance under the Plan subject to shareholder approval of this Proposal. As of March 1, 1998, 392,456 shares of Common Stock were subject to outstanding options under the Plan.

    Awards under the Plan are determined by a committee of no less than two members of the Board of Directors (the "Committee"), the members of which are selected by the Board of Directors. Committee members satisfy the criteria required for "non-employee directors" set forth in Rule 16b-3, under the Securities Exchange Act of 1934, as amended, and "outside directors" within the meaning of Section

162(m) of the Internal Revenue Code. Rules, regulations and interpretations necessary for the ongoing administration of the Plan are made by the Committee.

    Key employees, officers, directors and consultants of the Company or an affiliate are eligible for awards under the Plan. The Plan permits the Committee to make awards of shares of Common Stock, awards of derivative securities related to the value of the Common Stock and certain cash awards to eligible persons. These discretionary awards may be made on an individual basis or pursuant to a program approved by the Committee for the benefit of a group of eligible persons. The Plan permits the Committee to make awards of a variety of equity-based incentives, including (but not limited to) stock awards, options to purchase shares of Common Stock and to sell shares of Common Stock back to the Company, stock appreciation rights, so-called "cash-out" or "limited stock appreciation rights" (which the Committee may make exercisable in the event of certain changes in control of the Company or other events), phantom shares, performance incentive rights, dividend equivalent rights and similar rights (hereinafter, "Stock Incentives"). The number of shares of Common Stock as to which a Stock Incentive is granted and to whom any Stock Incentive is granted is determined by the Committee, subject to the provisions of the Plan. Stock Incentives may be exercisable or settled at such prices and may be made terminable under such terms as are established by the Committee, to the extent not otherwise inconsistent with the terms of the Plan.

    The Committee has the discretion to allow a Stock Incentive to be settled in various ways, depending upon the type of Stock Incentive, including payment in cash, payment by the delivery of previously-owned shares of Common Stock, payment through a cashless exercise executed through a broker or payment by having withheld a number of shares of Common Stock otherwise issuable pursuant to the Stock Incentive. The terms of particular Stock Incentives may provide that they terminate, among other reasons, upon the holder's termination of employment or other status with respect to the Company and any affiliate, upon a specified date, upon the holder's death or disability, or upon the occurrence of a change in control of the Company. Stock Incentives may also include exercise, conversion or settlement rights to a holder's estate or personal representative in the event of the holder's death or disability. At the Committee's discretion, Stock Incentives that are held by an employee who suffers a termination of employment may be cancelled, accelerated, paid or continued, subject to the terms of the applicable Stock Incentive agreement and to the provisions of the Plan. Stock Incentives generally shall not be transferable or assignable during a holder's lifetime. The Committee may make cash awards designed to cover tax obligations of employees that result from the receipt or exercise of a Stock Incentive. Delivery of any shares of Common Stock issuable pursuant to the Plan may be conditioned upon compliance with available exemptions from registration under applicable federal and state securities laws.

    The maximum number of shares of Common Stock with respect to which options or stock appreciation rights may be granted during any fiscal year of the Company as to any eligible employee shall not exceed 100,000, to the extent required by Section 162(m) of the Internal Revenue Code for the grant to qualify as qualified performance-based compensation.

    The number of shares of Common Stock reserved for issuance in connection with the grant or settlement of Stock Incentives or to which a Stock Incentive is subject, as the case may be, and the exercise price of each option are subject to adjustment in the event of any recapitalization of the Company or similar event, effected without the receipt of consideration. In the event of certain corporate reorganization and similar events, Stock Incentives may be substituted, cancelled, accelerated, cashed-out or otherwise adjusted by the Committee, provided such adjustment is not inconsistent with the express terms of the Plan or the applicable Stock Incentive agreement.

    The term of the Plan is indefinite. Although the Plan may be amended or terminated by the Board of Directors without shareholder approval, the Board of Directors also may condition any such amendment or termination upon shareholder approval if shareholder approval is deemed necessary or appropriate in consideration of tax, securities or other laws.

    The following table indicates the number of options granted under the Plan to the persons and groups listed below as of the Record Date. The fair market value of the Common Stock on the record date was $19.125 representing the closing price of the Common Stock reported by the Nasdaq SmallCap Market for that date:

                                                                       NO. OF SHARES
                                                                    SUBJECT TO OPTIONS
NAME                                                                      GRANTED
---------------------------------------------------------------  -------------------------
Mr. Bowers.....................................................            115,938
Mr. Clegg......................................................                  0
Mr. Grimes.....................................................            149,062
Mr. Heard......................................................                  0
Mr. Johnson....................................................                  0
Mr. Kelton.....................................................                  0
Mr. Moore......................................................                  0
Mr. Muller.....................................................                  0
Mr. Shapleigh..................................................             49,687
Mr. Solomon....................................................                  0
Mr. Stokes.....................................................                  0
Mr. Whittle....................................................                  0
All current executive officers as a group......................            346,250
All current directors who are not executive officers as a
  group........................................................                  0
All employees, including all current officers who are not
  executive officers, as a group...............................             46,206

FEDERAL INCOME TAX CONSEQUENCES

    INCENTIVE STOCK OPTIONS. An optionee will not recognize income upon the grant or exercise of an incentive stock option. Instead, the optionee will be taxed at the time he or she sells the stock purchased pursuant to the option. The optionee will be taxed on the difference between the price he or she paid for the stock and the amount for which he or she sells the stock. If the optionee does not sell the stock within two years from the date of grant of the option and one year from the date the stock is transferred to the optionee, the gain will be capital gain, and the Company will not be entitled to a deduction. If the optionee sells the stock at a gain prior to that time, the difference between the amount the optionee paid for the stock and the lesser of the fair market value on the date of exercise or the amount for which the stock is sold will be taxed as ordinary income and the Company will be entitled to a corresponding deduction; if the stock is sold for an amount in excess of the fair market value on the date of exercise, the excess amount will be taxed as capital gain. If the optionee sells the stock for less than the amount he or she paid for it prior to the expiration of the one- or two-year periods indicated, no amount will be taxed as ordinary income and the loss will be taxed as a capital loss. Exercise of an incentive stock option may subject an optionee to, or increase an optionee's liability for, the alternative minimum tax.

    NON-QUALIFIED STOCK OPTIONS. An optionee will not recognize income upon the grant of a non-qualified stock option under the Plan or at any time prior to the exercise of the option or a portion thereof. Generally, at the time the optionee exercises a non-qualified option or portion thereof, the optionee will recognize compensation taxable as ordinary income in an amount equal to the excess of the fair market value of the underlying stock on the date the option is exercised over the option price of the stock and the Company will then be entitled to a corresponding deduction. At that time, the Company will be subject to income tax withholding requirements and will have the right to require an optionee who is or was an employee of the Company to remit in cash to the Company an amount sufficient to satisfy any federal, state and local tax requirements prior to the delivery of any certificate or certificates for such shares of stock.

    A subsequent taxable disposition of the stock acquired upon exercise of an option and held as a capital asset will result in a capital gain or loss measured by the difference between the fair market value of the stock on the date of the option exercise and the amount realized on later disposition.

    The foregoing is a summary discussion of certain federal income tax consequences to optionees under the Internal Revenue Code and should not be construed as legal, tax or investment advice. ALL PLAN PARTICIPANTS SHOULD CONSULT THEIR OWN TAX ADVISORS AS TO THE SPECIFIC TAX CONSEQUENCES APPLICABLE TO THEM, INCLUDING FEDERAL, STATE, LOCAL AND FOREIGN TAX LAWS.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE PROPOSED AMENDMENT TO THE PLAN.

                                 PROPOSAL THREE
             RATIFICATION OF APPOINTMENT OF INDEPENDENT ACCOUNTANTS

    Unless otherwise directed by the shareholders, proxies will be voted for ratification of the appointment by the Board of Directors, upon the recommendation of the Audit Committee, of Deloitte & Touche LLP ("Deloitte & Touche") as the Company's independent accountants for fiscal 1998. If the appointment of Deloitte & Touche is not ratified by the shareholders, the Audit Committee will reconsider its recommendation. Management has been informed that no member of Deloitte & Touche has any direct or material indirect financial interest in the Company or the Bank. A representative of Deloitte & Touche will be present at the Annual Meeting to answer appropriate questions and to make a statement if he or she desires.

    THE BOARD OF DIRECTORS RECOMMENDS THAT THE SHAREHOLDERS VOTE FOR THE RATIFICATION OF THE APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS FOR FISCAL 1998.

                             SHAREHOLDER PROPOSALS

    Shareholder proposals for the 1999 Annual Meeting of Shareholders must be submitted to the Secretary of the Company no later than November 25, 1998, in order to be eligible for inclusion in the Company's proxy materials for such meetings.

                                 OTHER BUSINESS

    As of the date of the Proxy Statement, management does not know of any business other than that mentioned above which will be presented for consideration. However, if any other matters should properly come before the meeting, it is the intention of the persons named in the accompanying form of proxy to vote the proxies in accordance with their judgment on such matters.

    After the business session and a report to the shareholders on the progress of the Company, a discussion period will take place during which shareholders will have an opportunity to discuss matters of interest concerning the Company.

    A copy of the Company's 1997 Form 10-K (excluding exhibits) filed with the Securities and Exchange Commission will be made available to shareholders, without charge, upon written request to Net.B@nk, Inc., 950 North Point Parkway, Suite 350, Alpharetta, Georgia 30005 (Attn: Chief Financial Officer). A reproduction cost of up to 25 CENTS per page will be charged if exhibits are requested.

                                 NET.B@NK, INC.
                   PROXY SOLICITED BY THE BOARD OF DIRECTORS
      FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON APRIL 23, 1998

    The undersigned shareholder of Net.B@nk, Inc. (the "Company") hereby appoints D.R. Grimes and Robert E. Bowers as proxies with full power of substitution, acting unanimously or by either of them if only one be present and acting, to vote all shares of common stock of the Company which the undersigned would be entitled to vote if personally present at the Annual Meeting of Shareholders (the "Meeting") to be held at the Atlanta/Windward Hilton, 4025 Windward Plaza, Alpharetta, Georgia 30005 on Thursday, April 23, 1998 at 10:00 a.m. and at any adjournments thereof, upon the proposals described in the accompanying Notice of the Annual Meeting and the Proxy Statement relating to the Meeting (the "Proxy Statement"), receipt of which is hereby acknowledged.

      THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 THROUGH 3.

    PROPOSAL 1: To elect the nominees listed below to serve as directors of the Company for the terms indicated.

          Class I                     Class II                     Class III
  (for a term expiring in      (for a term expiring in      (for a term expiring in
           2001)                        1999)                        2000)
    D.R. Grimes              Robert E. Bowers             Robin C. Kelton
    T. Stephen Johnson       Ward H. Clegg                John T. Moore
    H. Bryce Solomon, Jr.    J. Stephen Heard             Thomas H. Muller, Jr.
    Mack I. Whittle, Jr.     W. James Stokes              Donald S. Shapleigh, Jr.

/ / FOR all nominees listed    / / WITHHOLD AUTHORITY
above (except as indicated to    to vote for all nominees
the contrary below.)             listed above.

    INSTRUCTION:  To withhold authority for any individual nominees, mark "FOR"
                  above, and write that nominee's name in the space below:
                  ______________________________________________________________

    PROPOSAL 2: To approve an amendment to the 1996 Stock Incentive Plan to increase the number of shares of Common Stock issuable thereunder from 397,500 to 600,000.
                    / /  FOR          / /  AGAINST         / /  ABSTAIN

    PROPOSAL 3: To ratify Deloitte & Touche LLP as the Company's independent auditors.
                    / /  FOR          / /  AGAINST         / /  ABSTAIN

                                     (OVER)

    This proxy, when properly executed, will be voted as directed, but if no direction to the contrary is indicated, it will be voted FOR Proposals 1-3.

    Discretionary authority is hereby conferred as to all other matters which may come before the meeting.
                                           Dated: ________________________, 1998
                                              (Be sure to date your Proxy)
                                         _______________________________________
                                                Name(s) of Shareholder(s)
                                         _______________________________________
                                             Signature(s) of Shareholder(s)
                                           If stock is held in the name of more
                                           than one person, all holders should
                                           sign. Signatures must correspond
                                           exactly with the name or names
                                           appearing on the stock
                                           certificate(s). When signing as
                                           attorney, executor, administrator,
                                           trustee, guardian or custodian,
                                           please indicate the capacity in which
                                           you are acting. If a corporation,
                                           please sign in full corporate name by
                                           the President or other authorized
                                           officer. If a partnership, please
                                           sign in name by authorized person.

                                           Please mark, date and sign this
                                           Proxy, and return it in the enclosed
                                           return-addressed envelope. No postage
                                           is necessary.

                    PLEASE RETURN PROXY AS SOON AS POSSIBLE